Exhibit 10.1
                            ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT is made August 31, 1998


BETWEEN:

COLUMBUS ENTERTAINMENT INC., a company having an office at 1223 - 22nd Street, Santa Monica, California 90404, U.S.A.
("Vendor")

AND:

ON-LINE FILM SERVICES INC., a company having an office at 208 - 2323 Boundary Rd, Vancouver, British Columbia, Canada V5M 4V8
("Purchaser")


WHEREAS Vendor has developed and is the owner of all rights, title and interest in the Work as hereinafter defined;

AND WHEREAS Purchaser desires to purchase the ownership interest in the Work, in order to use it in its business operations in Alberta and generate profits from such exploitation in the field of production of commercials.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual representations and covenants herein, the parties agree as follows:


1. DEFINITIONS

1.1 In this Agreement, the following terms shall have the following meanings:

"Affiliate" has the meaning ascribed thereto by the Canada Business Corporations Act.

"Bill of Sale" means the bill of sale of the Purchased Work to be delivered at Closing to Purchaser, as set out in Schedule "B".

"Closing" means the completion of the purchase and sale of the Purchased Work contemplated herein.

"Closing Date" means the date hereof, or such later date as agreed upon by the parties.

"Columbus Suite Services" has the meaning given to that term in the Management Agreement.

"Derivative" means a subsequent version of the Program, or software otherwise derived in any manner in whole or in part from the Program, and any Program improvements, enhancements, modifications or updates thereto.

"Dollar" and "$" means dollars in United States currency.

"End Users" means production companies, their producers and executive, and all production personnel and executives in the film and television industry who subscribe to Columbus Suite Services, as defined in the Management Agreement.

"External Valuation" means the independent Program valuation prepared by Evans & Evans Inc. of Vancouver, British Columbia, Canada.

"Field of Use" means the particular applications and fields of use of the Program with respect to which Purchaser is purchasing the Work, which is all aspects of the production of commercials.

"Management Agreement" means the agreement entered into between Manager and Purchaser. appointing Manager as the exclusive supplier of marketing and other services to Purchaser with respect to the Columbus Suite Services provided to End Users.

"Manager" means the corporation, all of the issued and outstanding shares of which are beneficially owned by Vendor, which has entered into the Management Agreement with Purchaser.

"Ownership Territory" means the territory throughout which Purchaser is acquiring ownership of the Purchased Work, which is the whole of the world.

"Person" means any person, corporation or partnership.

"Program" means the computer application software described in Schedule "A".

"Program Design Specifications" means those Program specifications and the technical information which enable any person reasonably skilled in software design, analysis or programming to use, operate, maintain, support and further develop the Program.

"Promissory Note" means the non-contingent promissory note issued by Purchaser (as maker) to Vendor (or holder) as part consideration of the Purchase Price, in the form set forth in Schedule "C".

"Purchase Price" means the price set forth in Section 4 which Purchaser shall pay to Vendor subject to the terms and conditions hereof, to purchase the Purchased Work.

"Purchased Work" means the Vendor's entire beneficial and legal interest in the Work, solely for the Field of Use, throughout the Ownership Territory.

"Service Territory" means the area throughout which Manager has been appointed the exclusive supplier of services to Purchaser, as defined and pursuant to the Management Agreement.

"Source Code" means the human readable, high level language version of the Program capable, upon compilation, of being translated into machine executable object code.

"Work" means:

(a) the Program, and all its Derivatives;

(b) all trade-secrets, know-how, patents and copyrights in the Program, and all intellectual property registrations and applications relating to the Program and all its Derivatives;

(c) all Program Design Specifications, Source Code, user manuals, and training and marketing materials in support of the Program and all its Derivatives;

(d) Vendor's business plan for the development, marketing, distribution and exploitation of the Program and all its Derivatives to earn revenue; and

(e) all rights with respect to the development, licensing, sale, support, maintenance, distribution, supply or exploitation of the Program and all its Derivatives.


2. WARRANTY OF OWNERSHIP

2.1 Vendor represents and warrants that;

(a) it is the sole legal and beneficial owner of, and has good and marketable title to, the Purchased Work including, without limitation, any and all copyright, know-how, trade secrets and patents relating to the Program, free and clear of all liens, charges and encumbrances;

(b) the Program has been acquired or developed by Vendor;

(c) to its knowledge, the Purchased Work does not and will not infringe upon or violate any intellectual property right of any person;

(d) to its knowledge there are no claims made or actions pending or threatened regarding the ownership of, or infringement of any third party rights by, the Purchased Work;

(e) any third party software incorporated into or used in connection with the Purchased Work by Vendor is licensed to Vendor at no additional cost to Purchaser; and

(f) to its knowledge there are no material programming errors or defects in the Program, and in the event that any programming errors or defects are discovered in the Program or any Derivative, Vendor will correct all such programming errors or defects.


3. SALE AND PURCHASE

3.1 Vendor agrees to sell, convey, assign and transfer to Purchaser in Calgary, Alberta, and Purchaser agrees to buy, the Purchased Work at Closing, for the full Purchase Price of $3,950,000.


4. PAYMENT OF PURCHASE PRICE

4.1 Purchaser agrees to make payment of the Purchase Price to Vendor as follows:

(a) payment to the Vendor of the cash portion of the Purchase Price, namely $200,000.00 by certified check, in two installments;

(i) $100,000.00 on September 30, 1998, and

(ii) $100,000.00 on March 30, 1999,

(b) the issuance and delivery to the Vendor on September 30, 1998 of 250,000 shares of the common stock of the Purchaser, which shall be issued as fully paid and non-assessable stock at $ 1.00 per share for a total of $250,000, such stock being free and clear of all encumbrances of every nature and kind whatsoever; and

(c) with respect to the balance of the Purchase Price, delivery to Vendor of the Promissory Note on September 30, 1998, which shall provide for the payment of the principal amount of $3,500,000, payable in accordance with its terms.

5. VENDORS USE OF FUNDS

5.1 Vendor shall not be required to apply the funds received by it from Purchaser towards any specific use provided that Vendor will expend reasonable funds as necessary to support, maintain and enhance the Purchased Work to ensure that it is, and remains throughout the term of the Management Agreement, compatible with the software programs commercialized and exploited by Vendor in the feature film industry.


6. TAXES

6.1 Purchaser shall be responsible for and shall pay all sales, ad valorem and excise tax payable with respect to the purchase of the Purchased Work. Vendor agrees to co-operate with Purchaser in facilitating its applications for waivers, exemptions, refunds and tax credits with respect to such payments.


7. VALUATION REPRESENTATIONS

7.1 Purchaser acknowledges that Vendor has assisted in providing information for the External Valuation and that Purchaser has reviewed the External Valuation, which appraises the value of the Work as it applies to the Field of Use in the order of approximately $7,000,000, and on which External Valuation Purchaser has relied in part in agreeing to enter into this Agreement.

7.2 Vendor represents and warrants that to the best of its knowledge, as of the Closing Date:

(a) no data or information provided by it for use in the External Valuation contains any material error, and

(b) Vendor has no information or reason to believe that any assumption used in the preparation of the External Valuation is not reasonable or accurate in all material respects.


8. PROGRAM SUPPORT

8.1 Throughout the term of the Management Agreement, Vendor shall forward to Purchaser copies of the updated Source Code and Program Design Specifications from time to time, as Derivatives are produced as a result of Vendor's maintenance, support and enhancement of the Work.

9. PRE-CLOSING CONDITIONS

9.1 It is a condition precedent to Purchaser's obligation to complete the purchase contemplated herein that Vendor shall have, prior to the Closing Date:

(a) allowed Purchaser to review all existing certificates of registration and documents of title, if any, with respect to the Program;

(b) allowed Purchaser to review the Program's operation and use;

(c) maintained the Work in the ordinary course of business as would reasonably be expected of a careful and prudent owner, and shall not have entered into any other agreement affecting any rights or interest in the Purchased Work, other than in the ordinary course of business, without Purchaser's prior written consent;

(d) maintained all registrations and applications for intellectual property protection for the Program, if any, in good standing; and

(e) provided to Purchaser a copy of the Vendor's business plan with respect to the Program,

and that Purchaser shall be reasonably satisfied with respect thereto.

9.2 It is a condition precedent to Purchaser's obligation to complete the purchase contemplated herein that Purchaser shall, prior to the Closing Date, have obtained the External Valuation, and be reasonably satisfied with respect to the External Valuation, the viability of the Vendor's operations and business plan as related to the Purchased Work, and the compatibility of the Program with Purchaser's "Casting Network" business.

9.3 It is a condition precedent to Closing that the Facilities Management Agreement, and the Guarantee relating thereto, shall have been executed and delivered by the parties thereto.

10. TRANSFER OF TITLE AND POSSESSION

10.1 Vendor acknowledges and agrees that on Closing, Vendor shall deliver to Purchaser the executed Bill of Sale and shall assign and convey to Purchaser free and clear of all liens, charges and encumbrances, and Purchaser shall thereupon acquire and own all rights, title and interest existing in and to the Purchased Work. Vendor covenants that it shall not thereafter, directly or indirectly, contest such ownership in any manner whatsoever, or apply for any form of intellectual property protection relating to the Purchased Work in the Ownership Territory without notice to and written consent of Purchaser.

10.2 The Purchaser hereby directs the Vendor to and the Vendor hereby agrees to make delivery of the Source Code and Program Design Specifications, and possession of the Purchased Work, to the Purchaser in Alberta, Canada as follows:

Suite 184,
3359 27th St., N. E.
Calgary, Alberta,
T1Y 5E4


11. INTELLECTUAL PROPERTY RIGHTS

11.1 Vendor represents, warrants and acknowledges that any and all of the trade secrets, copyrights, patents and other intellectual property rights applying to or incorporated in the Purchased Work shall, upon the Closing, vest in and become the sole property of Purchaser in the Ownership Territory except as may result from any incapacity of Purchaser; and Vendor shall not, directly or indirectly, at any time after the Closing in any way dispute any such rights.

11.2 In the event that Derivatives are created or developed after the Closing Date during the term of the Management Agreement, Vendor acknowledges and agrees that the same shall, to the extent that they apply to the Purchased Work, be deemed to be part of the Program and shall also belong to Purchaser.

11.3 Vendor shall not after the Closing Date use, develop or distribute, or permit any Affiliate to so use, develop or distribute in the Ownership Territory, the Purchased Work or any software which incorporates the Program, with respect to the Field of Use, except pursuant to the terms of the Management Agreement or any other agreement to which Purchaser is a party.


11.4 Purchaser acknowledges that it is acquiring only the Purchased Work, and that Vendor and its licensees shall own and have the right to exploit the Work outside the Field of Use without infringing Purchaser's rights hereunder.


12. REPRESENTATIONS AND WARRANTIES

12.1 Vendor represents and warrants that:

(a) it has all requisite authority, right and power to enter into this Agreement;

(b) it has requisite shareholder and director approval to enter into this Agreement;

(c) it is a valid and subsisting corporation duly incorporated and in good standing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated;

(d) it is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property;

(e) it is not insolvent, bankrupt or in receivership and there are no bankruptcy proceedings threatened, pending or instituted against it;

(f) to the best of its knowledge, there are no judgements outstanding or litigation pending, actual or threatened, against it;

(g) its entering into this Agreement does not and will not constitute a breach of any of its obligations under any other agreement to which it is a party;

(h) it has no information or reason to believe that copyright will not subsist in the Program and in the items described in section 1(c), or in the Derivatives delivered to the Purchaser following the Closing, and the Vendor will do nothing to place such rights in the public domain;

(i) neither it nor any third party has any pending registrations or applications for any intellectual property rights in the Purchased Work, except as disclosed in writing to Purchaser;

(j) any moral rights which Vendor may have to the Purchased Work are hereby waived;

(k) all necessary consents or licences to or for the use of any products, proprietary information or software incorporated into the Purchased Work by Vendor have been obtained by Vendor and shall be provided to Purchaser by Vendor at no additional cost to Purchaser;

(l) Schedule"A" sets out a description of the Program, complete in all material respects;

(m) it has used and will until the Closing Date continue to use commercially reasonable efforts to keep the Purchased Work current and marketable;

(n) no ownership interest in the Purchased Work has been sold, transferred, assigned or optioned to any third party;

(o) it has received no notice of any infringement or piracy of the Purchased Work by any third party;

(p) it is not a party to any non-competition agreement with respect to the Purchased Work;


(q) the Purchased Work trade secrets and its Source Code have not been disclosed to any person except on a confidential basis in Vendor's normal course of business;

(r) it has no information or reason to believe that any data or information provided by it for the External Valuation contains material errors;

(s) it has no information or reason to believe that any assumptions used in the preparation of the External Valuation are not reasonable or accurate in all material respects; and

(t) the Vendor has received on or before the Closing Date, the written assignment of copyright and waiver of all moral rights which any other person may have had in respect of the Purchased Work, or for any assignments and waivers which the Vendor has not received by the Closing Date, the Vendor agrees to obtain such assignments and waivers within 30 days of the Closing Date.

12.2 Neither Vendor nor its officers, directors, shareholders, employees, attorneys, accountants or agents are providing any legal, accounting or tax advice to Purchaser or anyone claiming through Purchaser, and Purchaser is obtaining Purchaser's own independent advice on all such matters.

12.3 Purchaser represents and warrants that:

(a) it has all requisite capacity, authority, right and power to enter into this Agreement;

(b) it is not insolvent, bankrupt or in receivership and there are no bankruptcy proceedings threatened, pending or instituted against it;

(c) to the best of his knowledge, there are no judgements outstanding or litigation pending, actual or threatened, against it; and

(d) its entering into this Agreement does not and will not constitute a breach of any of its obligations under any other agreement to which it is a party.

12.4 All of the covenants, representations and warranties of the Vendor and the Purchaser under this Agreement shall survive the completion of the transactions contemplated in this Agreement and the sale, conveyance, assignment and transfer of the Purchased Work by the Vendor to the Purchaser.


13. INDEMNITY

13.1 Vendor shall indemnify the Purchaser for all costs and damages incurred by the Purchaser pursuant to any action or claims by any Person for infringement of such Person's rights, which action or claim is based upon the purchase or exploitation of the Purchased Work by the Purchaser.

13.2 Purchaser shall indemnify and reimburse Vendor for any payments Vendor is required to make on account of any sales, ad valorem or excise tax which may be determined to be payable pursuant to Section 6.1, in circumstances where Purchaser fails to remit such payments when they are determined to be due and payable.



14. POST CLOSING OBLIGATIONS

14.1 After the Closing, Vendor shall not, directly or through a third party, develop or supply in the Ownership Territory, for the Field of Use, any services or products which use or incorporate the Program or any of the Purchased Work, except as permitted by any other agreement between the parties hereto or between Purchaser and Manager.

14.2 The Vendor shall not market in any manner, develop or sell any services or products which are competitive with the Purchased Work in the Ownership Territory, for the Field of Use, during the term of the Management Agreement, as may be extended pursuant to its terms.

14.3 Each of the parties shall, as and when requested by the other, promptly execute and deliver such further and other assurances and do or cause to be done all such acts and things as may be reasonably necessary, to implement and give effect to the provisions of this Agreement.


15. ASSIGNMENT

15.1 Vendor may not assign this Agreement or any of its interests herein without the written consent of Purchaser.


16. NOTICE

16.1 Unless otherwise expressly provided in this Agreement, any notice, request, direction, consent, waiver, extension, agreement or other communication that is or may be given or made hereunder shall be in writing and either personally delivered to the addressee or sent by courier, facsimile transmission or e-mail to the addresses of the parties as set forth herein. The parties hereto may change their respective address for notice, given in the manner aforesaid. Any notice given by facsimile or e-mail transmission shall be deemed to have been received on the next business day after transmission. Any notice given by personal delivery shall be deemed to have been received on the business day on which it is delivered and left with the recipient or a responsible officer of the recipient at the recipient's address for notice.

17. SUCCESSORS AND ASSIGNS

17.1 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.


18. SEVERABILITY

18.1 Each provision of this Agreement is intended to be severable, and if any provision hereof is found by a court of competent authority to be void, unenforceable, illegal or invalid, then it shall be severed and shall not affect the validity of the remainder of this Agreement.


19. TIME OF THE ESSENCE

19.1 Time shall be of the essence in this Agreement.




20. WAIVER

20.1 No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.


21. ENTIRE AGREEMENT

21.1 This Agreement sets forth all of the representations, promises, agreements and understandings among the parties hereto with respect to the purchase and sale of the Purchased Work, and there are no representations, promises, agreements or understandings, oral or written express or implied, other than as set forth, referred to, or incorporated herein.


22. EXECUTION

22.1 This Agreement may be executed in counterparts and delivered by facsimile copy by any of the parties. Each executed counterpart shall be deemed to be an original and such counterparts shall together constitute one and the same agreement.

Purchaser: On-Line Film Services Inc.

By:
        Authorised Signatory

Date: August 31, 1998
Vendor: Columbus Entertainment Inc.

By:
         Authorised Signatory

Date: August 31, 1998


         SCHEDULES

A.   Program Description

B.   Bill of Sale

C.   Promissory Note

     SCHEDULE "A"


     Columbus Commercial Suite


Columbus Commercial Suite Software Description

Its a relational database application utilizing Filemaker Pro 4.0 as its engine which is able to run locally or on a LAN. Its made up of a number of Filemaker Pro database documents that function together as a separate modular application and generate reports.,

It is software specifically designed to mirror the way production office people work today and it utilizes some software owned and under license from Columbus Systems Inc.

The software delivers a mechanism for creating purchase orders, call sheets, production reports, time cards, start close paperwork, deal memos and staff and crew lists, travel authorizations, as well as project tracking.

The Columbus suite consists of software modules specifically tailored for use by companies and individuals producing television commercials.

The VFX module is designed specifically for Visual Effects Producers. Tracks shots, elements, storyboards, vendors, costs, and more. The perfect solution for generating Call Sheets and Production reports and either printing them hard copy for signature, or saving as an Acrobat PDF file to e-mail back to the office or studio.

It enables departmental co-ordinators to produce their cost reports for use by the production accountant more efficiently.



DATE  August 31, 1998